Exhibit 10.1
AMENDMENT TO OPTION AND EQUITY PURCHASE AGREEMENT
THIS AMENDMENT (this “Amendment”), entered into and effective as of June 17, 2022, is made by and among (a) Bioventus LLC, a Delaware limited liability company (“Buyer”), (b) CartiHeal (2009) Ltd., an Israeli private company registered under number 514279645 (the “Company”) and (c) Elron Ventures Ltd. (formerly known as Elron Electronic Industries Ltd.), an Israeli public company, in its capacity as the Securityholder Representative (the “Securityholder Representative”), and amends that certain Option and Equity Purchase Agreement (the “Agreement”), dated July 15, 2020, by and among Buyer, the Company, the Securityholder Representative and the Securityholders party thereto. Buyer, the Company and the Securityholder Representative are collectively referred to herein as the “Parties” and, each individually, as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

RECITALS

    WHEREAS, Section 11.04 of the Agreement provides that the Agreement may be may be amended, supplemented or modified by written instrument making specific reference to the Agreement and signed by the Company, Buyer and the Securityholder Representative, and that any amendment of the Agreement as to which the Securityholder Representative has given its written consent shall be binding upon and effective against the Securityholders whether or not they have signed such amendment;

    WHEREAS, it is acknowledged that (i) the Regulatory Approval Milestone has been achieved, (ii) the Agreed Milestone Achievement Date is April 4, 2022, and (iii) the Call Option Exercise Notice was delivered by Buyer on the Agreed Milestone Achievement Date and prior to the expiration of the Call Option Exercise Period; and

    WHEREAS, the Parties wish to amend the Agreement on the terms set forth herein.

    NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows:

Article I. Amendments

1.Section 1.01 of the Agreement is hereby amended as follows:
A.A new definition of “Additional Publication Milestone” is added to Section 1.01 of the Agreement as follows:
“Additional Publication Milestone” means publication, after the Second Paper Milestone, in a peer-reviewed orthopedic journal of any additional paper (whether by or on behalf of Buyer, the Company, any of their Affiliates, or any physician or researcher whatsoever, and whether in print or electronic media) presenting new or additional clinical data with respect to the Initial Device.
B.A new definition of “Additional Publication Payment” is added to Section 1.01 of the Agreement as follows:
“Additional Publication Payment” means an amount in cash equal to $25,000,000.
C.A new definition of “Additional Publication Tranche” is added to Section 1.01 of the Agreement as follows:
“Additional Publication Tranche” means an amount in cash equal to (a) the Additional Publication Payment plus (b) the Applicable Interest minus (c) any Tranche Set Off Amount.
D.The definition of “Adjustment Escrow Fund” is deleted in its entirety.
E.The definition of Aggregate Closing Consideration is deleted in its entirety and replaced as follows:
“Aggregate Closing Consideration” means the difference between the Closing Purchase Consideration and the Securityholder Expense Fund.
F.A new definition of “Agreed Closing Date” is added to Section 1.01 of the Agreement as follows:
“Agreed Closing Date” means July 5, 2022.
G.A new definition of “Agreed Reimbursement Code” is added to Section 1.01 of the Agreement as follows:
“Agreed Reimbursement Code” means a U.S. Category 1 CPT reimbursement code from CMS for the Initial Device.
H.A new definition of “Annual Interest Payment” is added to Section 1.01 of the Agreement as follows:
“Annual Interest Payment” means, with respect to any Annual Interest Period, an amount in cash equal to the simple interest accrued during such Annual Interest Period on any Post-Closing Payment that was not paid prior to or during such Annual Interest Period, calculated at the rate of 8.0% per annum, based on a 365-day year.

I.A new definition of “Annual Interest Period” is added to Section 1.01 of the Agreement as follows:
“Annual Interest Period” means, until such time as all Post-Closing Payments have been made pursuant to this Agreement, each twelve (12) month period preceding each anniversary of the Closing Date.
J.A new definition of “Applicable Accrued Interest” is added to Section 1.01 of the Agreement as follows:
“Applicable Accrued Interest” means, with respect to any Post-Closing Payment, an amount in cash equal to the simple interest accrued on such Post-Closing Payment during the Annual Interest Period in which the Post-Closing Payment Date or Acceleration Date, as applicable, occurs and to the extent not previously paid in connection with payment of an Annual Interest Payment for such Annual Interest Period, calculated at the rate of 8.0% per annum, based on a 365-day year.
K.A new definition of “Applicable Interest” is added to Section 1.01 of the Agreement as follows:
“Applicable Interest” means, with respect to a Post-Closing Payment, each Annual Interest Payment for such Post-Closing Payment and any Applicable Accrued Interest that becomes payable with respect to such Post-Closing Payment, in each case, in accordance with Section 3.09.
L.A new definition of “Bankruptcy Code” is added to Section 1.01 of the Agreement as follows:
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
M.The definition of the “Base Purchase Consideration” is deleted in its entirety.
N.A new definition of “Burn Rate Amount” is added to Section 1.01 of the Agreement as follows:
“Burn Rate Amount” means the amount of cash (which shall in no event exceed $750,000 in any thirty (30) day period) spent by the Company since 12:01 am Israel time on May 17, 2022 and until 12:01 am on the Closing Date.
O.The definition of “Buyer Entity” is deleted in its entirety and replaced as follows:
“Buyer Entity” means Buyer, Parent (including any successor thereof) and their respective controlled Affiliates.
P.The definition of “Buyer Fundamental Change” is deleted in its entirety and replaced as follows:
“Buyer Fundamental Change” means (a) a merger or other consolidation involving Buyer or Parent where Buyer or Parent, as applicable, is not the surviving or remaining entity (other than any merger or consolidation solely involving Buyer or Parent, on the one hand, and a wholly owned Affiliate of Buyer or Parent, on the other hand) , or (b) a sale of all or substantially all of the assets of Buyer or Parent, to another Person (other than to a wholly owned Affiliate of Buyer or Parent), or (c) a transaction following which the stockholders of Buyer or Parent, as applicable, immediately prior to such transaction, do not, immediately following such transaction, continue to hold at least the majority of the voting or economic power of the equity interest of Buyer and/or Parent, as applicable, or (d) a transaction following which a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Effective Date) of more than 35% (except that only with respect to each of EW Healthcare Partners LP and Smith & Nephew, of more than 50%) of the voting or economic power of the equity interests of Buyer and/or Parent, as applicable, or (e) to the extent that Buyer, if a wholly owned Subsidiary of Parent and not Parent itself, shall no longer be (directly or indirectly) a wholly owned Subsidiary of Parent.
Q.A new definition of “Buyer Insolvency Event” is added to Section 1.01 of the Agreement as follows:
“Buyer Insolvency Event” means the occurrence of any of the following events with respect to a Relevant Person:
(a) the entry of a decree or order for relief by a court of competent jurisdiction in respect of a Relevant Person in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or any other similar relief is granted under any applicable federal or state law;
(b) (i) the commencement of an involuntary case against a Relevant Person under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) the entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over a Relevant Person, or over all or a substantial part of its property or (iii) the involuntary appointment of an interim receiver, trustee or other custodian of a Relevant Person for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of a Relevant Person, and any such event described in this clause (b) continues for sixty (60) days without having been dismissed,; or
(c) the entry of an order for relief is entered with respect to a Relevant Person;
(d) a Relevant Person commences of a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect;
(e) a Relevant Person consents to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property;
(f) a Relevant Person makes any assignment for the benefit of creditors;
(g) the calling by a Relevant Person of a meeting of creditors for the purpose of entering into a scheme or arrangement with them;
(h)(i) a Relevant Person substantially ceases to conduct business for thirty (30) days or more, or (ii) the business of a Relevant Person is suspended, substantially curtailed or ceased for a period longer than forty five (45) days;
(i) a Relevant Person becomes unable, or fails generally, or admits in writing its inability, to pay its debts as such debts become due;
(j) a Relevant Person becomes insolvent on any given date based on a balance sheet test;
(k) the board of directors of a Relevant Person (or any committee thereof which resolution is not subject to approval of the board of directors) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in clauses (b) through (j) above, to the extent applicable; or
(l) any creditor of a Relevant Person declares an event of default on any debt instrument of such Relevant Person with a value of at least US$10,000,000.
R. The definition of “Closing Cash” is deleted in its entirety and replaced as follows:
“Closing Cash” means (i) the aggregate amount of unrestricted cash and cash equivalents held by the Company and the Company Subsidiaries as of 12:01 am Israel time on May 17, 2022, (a) net of all checks written (but not yet cashed), outbound wire transfers sent (but not yet cleared) and (b) credited for all checks received (but not yet cashed) and wire transfers received (but not yet cleared), plus (ii) the Burn Rate Amount, plus (iii) the amount of US$3,000,000 plus applicable VAT payable to CS pursuant to the CS Agreement at the Closing Date (which shall be payable by the Payment Agent directly to CS).
S.The definition of “Closing Indebtedness” is deleted in its entirety and replaced as follows:
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and the Company Subsidiaries as of 12:01 am Israel time on May 17, 2022.
T.A new definition of “Closing Purchase Consideration” is added to Section 1.01 of the Agreement as follows:
“Closing Purchase Consideration” means an amount in cash equal to (a) US$100,000,000 (which, for the avoidance of doubt, shall not be multiplied by the Securityholder Ownership Percentage), plus (b) the Aggregate Exercise Price, minus (c) the sum of (i) the amount of Estimated Closing Indebtedness and (ii) the amount of Estimated Unpaid Company Transaction Expenses and (iii) the Estimated Closing Working Capital Shortfall, plus (d) the amount of Estimated Closing Cash”.
U.The definition of “Closing Working Capital” is deleted in its entirety and replaced as follows:
“Closing Working Capital” means Working Capital as of 12:01 am Israel time on May 17, 2022. By way of illustration only, the calculation of Working Capital as of the close of business on March 31, 2020, is set forth on Schedule 1.01(b).
V.A new definition of “Continuing Claim” is added to Section 1.01 of the Agreement as follows:
“Continuing Claim” means any amount which Buyer notifies the Securityholder Representative in writing that Buyer determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted, but not resolved on or prior to the due payment of any Post-Closing Tranche and/or the Sales Milestone Consideration, in accordance with and subject to the limitations of and procedures set forth under Article X.

W. The definition of “Company Divestiture” is amended to that, following the end of the existing definition, the following shall be added:
“Notwithstanding anything herein to the contrary, prior to the payment in full of all Post-Closing Payments, “Company Divestiture” shall also mean, in addition to all of the foregoing: (i) any disposition in the Company’s share capital, whether as a result of issuance of new, or transfer of existing, securities of the Company, provided however, that (x) subject to all of the other limitations set forth hereunder, Buyer shall be permitted to transfer all (but not less than all) of the holdings in the Company to another Buyer Entity which is fully owned, directly or indirectly, by Buyer Parent subject to a prior written notice to the Securityholder Representative, to the extent that a condition precedent to such transfer shall be that such Buyer Entity receiving such holdings becomes a party to this Agreement, executes and perfects the applicable Pledge Agreement in connection with such holdings, and that Buyer and Parent shall remain liable for their entire obligations hereunder in accordance with the provisions hereof and the Guaranteed Obligations), (ii) any sale, transfer, license, disposition, in any manner whatsoever, of any portion of the Company’s rights and interests in the Initial Device and/or any Company IP and/or any coral inventory, implants in process or finished goods (except for sales of finished goods in the ordinary course of business), surgical tools sets, rights and title to regulatory approvals, assets and rights related to manufacturing, including any developments, inventions or creations made to any such Company IP or other assets, and (iii) any action of Buyer which shall result in cessation of the operation of the manufacturing line of the Company in Israel or the disposal of any of the designated machines, operational, active and calibrated related thereto, and the handling of all operations related to the Initial Device and/or the Company IP through the Company as a separate legal entity, provided however, that (i) the parallel operation of an additional manufacturing line for the Initial Device outside of the State of Israel (provided that the manufacturing line in Israel shall be operated at a minimal level of at least 1000 Initial Devices per annum), and (ii) commercial sales and marketing operations of the Initial Device by Buyer and its Affiliates outside of Israel (in each case, subject to all other restrictions contained herein) shall not be deemed as a Company Divestiture. For the avoidance of doubt, any such sale, transfer, or other disposition contemplated above may occur in connection with or as the result of any Buyer Fundamental Change, subject to the acceleration provisions set forth under Section 3.9 hereof. For purposes of this definition of Company Divestiture, all references to Buyer will be deemed to include any successor-in-interest to Buyer or any direct or indirect parent entity or holding company of Buyer or such successor-in-interest.
X.A new definition of “Employees Deferred Bonus” is added to Section 1.01 as follows:
“Employees Deferred Bonus” means an aggregate amount of up to US$1,250,000, payable as a one-time retention bonus to certain employees and consultants of the Company as follows: (i) aggregate amount of up to US$625,000 upon and subject to the actual payment of the First Paper Tranche by Buyer to the Securityholders, and (ii) additional aggregate amount of up to US$625,000 upon and subject to the actual payment of the Implantation Tranche by Buyer to the Securityholders; all of the foregoing, in accordance with such allocation between such employees and consultants as shall be directed by the Securityholder Representative and provided, with respect to each such employee or consultant, that he/she are still engaged by the Company at the relevant time for payment of such bonus (and otherwise distributed to Securityholders in accordance with the Consideration Spreadsheet, as the Securityholder Representative shall instruct the Payment Agent).
Y.The definition of “Equity Purchase Consideration” is deleted in its entirety and replaced as follows:
“Equity Purchase Consideration” means the Aggregate Closing Consideration plus the amount of the Post-Closing Payments.
Z.A new definition of “Escrow Agreement Amendment” is added to Section 1.01 as follows:
“Escrow Agreement Amendment” means an amendment to the Escrow Agreement in a form to be agreed upon between the parties to the Escrow Agreement prior to the Closing, which shall include adjustments required in order to comply with the provisions of this Amendment, and the deposit at the Closing in escrow of the entire share capital of the Company acquired by Buyer with the Escrow Agent (including blank executed share transfer deeds allowing for the transfer thereof in accordance with the instructions of the Securityholder Representative) and a mechanism according to which, upon a written notice of the Securityholder Representative to the Escrow Agent about the occurrence of an Acceleration Event, be automatically and immediately transferred and allocated to the Securityholders in accordance with the instructions of the Securityholder Representative.
AA.A new definition of “First Paper Milestone” is added to Section 1.01 of the Agreement as follows:
“First Paper Milestone” means publication, after the Closing, in a peer-reviewed orthopedic journal of an article (whether in print or electronic media) that presents the results of Pivotal Clinical Trial.

AB.A new definition of “First Paper Payment” is added to Section 1.01 of the Agreement as follows:
“First Paper Payment” means an amount in cash equal to $50,000,000.
AC.A new definition of “First Paper Tranche” is added to Section 1.01 of the Agreement as follows:
“First Paper Tranche” means an amount in cash equal to (a) the First Paper Payment plus (b) the Applicable Interest minus (c) any Tranche Set Off Amount.
AD.The definition of “Indebtedness” is deleted in its entirety and replaced as follows:
“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, contingent or otherwise, all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, and any interest, premium, fees, penalties unpaid and owing with respect to the foregoing Liabilities (including any costs and fees incurred with prepaying or redeeming any such Liabilities and any related hedging arrangements), (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person in respect of any lease of (or other arrangement conveying the right to use) real property or personal property, or a combination thereof, which obligations are required to be classified and accounted for under IFRS as capital leases, (d) any payment obligation of such Person in respect of interest under any existing interest rate swap or hedge agreement, (e) any negative cash or overdraft balances with respect to any bank account in the name of such Person, (f) all Liabilities of others secured by any Encumbrance on any asset of such Person (whether or not the Liability secured thereby has been assumed by such Person); (g) all Liabilities of such Person under any letter of credit, banker’s acceptance or similar credit transaction, and (h) all guarantees by such Person of any of the foregoing Liabilities of any other Person; but specifically excluding from clauses (a) through (h) above: (i) any Liabilities to the IIA; (ii) Liabilities repaid or terminated prior to the Closing; (iii) Company Transaction Expenses; and (iv) intercompany Liabilities solely between the Company and any of its Subsidiaries.
AE.The definition of “Indemnity Escrow Fund” is deleted in its entirety.
AF.A new definition of “Implantation Milestone” is added to Section 1.01 of the Agreement as follows:
“Implantation Milestone” means the implantation of the Initial Device in 100 patients in the United States (whether as part of commercialization of the Initial Device or as part of any clinical trial with respect to the Initial Device (but excluding implantation of the Initial Device in connection with the Pivotal Clinical Trial)).
AG.A new definition of “Implantation Payment” is added to Section 1.01 of the Agreement as follows:
“Implantation Payment” means an amount in cash equal to $50,000,000.
AH.A new definition of “Implantation Tranche” is added to Section 1.01 of the Agreement as follows:
“Implantation Tranche” means an amount in cash equal to (a) the Implantation Payment plus (b) the Applicable Interest minus (c) any Tranche Set Off Amount.
AI.A new definition of “Payment Dispute” is added to Section 1.01 of the Agreement as follows:
“Payment Dispute” means any Section 3.06(b) Dispute and any Section 3.09(b) Dispute.
AJ.A new definition of “Payment Agent Agreement Amendment” is added to Section 1.01 of the Agreement as follows:
“Payment Agent Agreement Amendment” means an amendment to the Payment Agent Agreement, which shall include adjustments required in order to comply with the provisions of this Amendment, in a form to be agreed upon between the parties to the Payment Agent Agreement prior to the Closing.
AK.A new definition of “Payment Pro Rata Share” is added to Section 1.01 of the Agreement as follows:
“Payment Pro Rata Share” means, with respect to any Person, the actual portion of the applicable payment such Person is entitled to receive out of such payment, as set forth in the Consideration Spreadsheet.
AL.A new definition of “Perfection Materials” is added to Section 1.01 of the Agreement as follows:
“Perfection Materials” means duly executed original signatures of Buyer (together with Buyer’s stamp) to the Pledge Agreements and any ancillaries thereto and duly executed original notices to the Israeli Registrar of Companies and the Israeli Registrar of Pledges for the registration of the pledges under the Pledge Agreements, together with evidence reasonably satisfactory to the Securityholder Representative that all other actions required to have been taken by Buyer, the Company or any other party to the Pledge Agreements, other than the Securityholder Representative, shall have been taken and all consents and other authorizations by Buyer, the Company or any other party to the Pledge Agreements, other than the Securityholder Representative, shall have been obtained, all in accordance with the terms of the Pledge Agreements.
AM.A new definition of “Pledge Agreements” is added to Section 1.01 of the Agreement as follows:
“Pledge Agreements” means (a) first ranking fixed pledge agreements pursuant to which Buyer shall pledge the share capital of the Company and the Company shall pledge the Intellectual Property of the Company in favor of the Securityholders, and the Company shall create in their favor also a first ranking floating pledge over the assets of the Company, with the Securityholder Representative acting as agent for the Securityholders, in order to secure payment of the Post Closing Tranches and any other amounts due (including without limitation, costs and expenses incurred in connection with enforcement of such pledges) in accordance with the provisions hereof and thereof, which pledge agreements, jointly with all annexes and exhibits thereof, and (b) a first ranking pledge created pursuant to an Intellectual Property Security Agreement executed by the Company in favor of the Securityholders with the Securityholder Representative acting as agent for the Securityholders (the “US Pledge Agreement”); all of which as may be modified or restated from time to time in accordance with their terms and in form and substance reasonably acceptable to Buyer, the Company and the Securityholder Representative prior to the Closing.
AN.The definition of “Pre-Closing Tax Period” is deleted in its entirety and replaced as follows:
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) May 17, 2022.
AO.A new definition of “Post-Closing Milestones” is added to Section 1.01 of the Agreement as follows:
“Post-Closing Milestones” means the First Paper Milestone, the Implantation Milestone, the Second Paper Milestone, the Additional Publication Milestone and the Reimbursement Code Milestone.
AP.A new definition of “Post-Closing Payments” is added to Section 1.01 of the Agreement as follows:
“Post-Closing Payments” means each of the First Paper Payment, the Implantation Payment, the Second Paper Payment, the Additional Publication Payment and the Reimbursement Code Payment.
AQ.A new definition of “Post-Closing Payment Date” is added to Section 1.01 of the Agreement as follows:
“Post-Closing Payment Date” means each of the First Paper Payment Date, the Implantation Payment Date, the Second Paper Payment Date, the Additional Publication Payment Date and the Reimbursement Code Payment Date.
AR.A new definition of “Post-Closing Tranches” is added to Section 1.01 of the Agreement as follows:
“Post-Closing Tranches” means each of the First Paper Tranche, the Implantation Tranche, the Second Paper Tranche, the Additional Publication Tranche and the Reimbursement Code Tranche.
AS. A new definition of “Reimbursement Code Milestone” is added to Section 1.01 of the Agreement as follows:
“Reimbursement Code Milestone” means the achievement of a U.S. category 1 CPT reimbursement code from the Centers for Medicare and Medicaid Services for the Initial Device.
AT.A new definition of “Reimbursement Code Payment” is added to Section 1.01 of the Agreement as follows:
“Reimbursement Code Payment” means an amount in cash equal to $65,000,000.
AU.A new definition of “Reimbursement Code Tranche” is added to Section 1.01 of the Agreement as follows:
“Reimbursement Code Tranche” means an amount in cash equal to (a) the Reimbursement Code Payment plus (b) the Applicable Interest minus (c) any Tranche Set Off Amount.
AV.A new definition of “Relevant Person” is added to Section 1.01 of the Agreement as follows:

“Relevant Person” means Parent, Buyer or any direct or indirect wholly owned Subsidiary of Parent or Buyer (in each case, other than any immaterial subsidiary).
AW.The definition of “Sales Milestone Consideration” is deleted in its entirety and replaced as follows:
“Sales Milestone Consideration” means an amount in cash equal to (a) the product of (i) $150,000,000 multiplied by (ii) the Securityholder Ownership Percentage minus (b) any Milestone Set Off Amount plus (c) the amount of US$1,000,000 plus applicable VAT payable to CS pursuant to the CS Agreement upon payment of the Sales Milestone Consideration.
AX.The definition of “Sales Milestone” is deleted in its entirety and replaced as follows:
“Sales Milestone” means Sales, over any consecutive twelve (12) calendar month period, in excess of $75,000,000.
AY.A new definition of “Second Paper Milestone” is added to Section 1.01 of the Agreement as follows:
“Second Paper Milestone” means publication, after the First Paper Milestone, in a peer-reviewed orthopedic journal of any additional paper (whether by or on behalf of Buyer, the Company, any of their Affiliates, or any physician or researcher whatsoever, and whether in print or electronic media) presenting new or additional clinical data with respect to the Initial Device.
AZ.A new definition of “Second Paper Payment” is added to Section 1.01 of the Agreement as follows:
“Second Paper Payment” means an amount in cash equal to $25,000,000.
BA.A new definition of “Second Paper Tranche” is added to Section 1.01 of the Agreement as follows:
“Second Paper Tranche” means an amount in cash equal to (a) the Second Paper Payment plus (b) the Applicable Interest minus (c) any Tranche Set Off Amount.
BB. The definition of “Securityholder Expense Fund” is deleted in its entirety and replaced as follows:
“Securityholder Expense Fund” means an amount in cash equal to (i) US$200,000 plus (ii) the Tax Ruling Expenses, as shall be notified in writing by the Securityholder Representative to the Payment Agent.
BC.The definition of “Straddle Period” is deleted in its entirety and replaced as follows:
“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after May 17, 2022.
BD.A new definition of “Tax Ruling Expenses” is added to Section 1.01 of the Agreement as follows:
“Tax Ruling Expenses” means the aggregate amount of the Company Transaction Expenses payable to Alter Attorneys at Law, pending results of the Option Tax Ruling (and otherwise distributed to Securityholders in accordance with the Consideration Spreadsheet, as the Securityholder Representative shall instruct the Payment Agent).
BE.A new definition of “Tranche Set Off Amount” is added to Section 1.01 of the Agreement as follows:
“Tranche Set Off Amount” means, as of any relevant date of determination, an amount in cash equal to the aggregate Shortfall Amount or Damages for which Buyer has elected to exercise the Set Off Right in accordance with Section 3.04(b) or Section 10.03(i), as applicable, and that have not previously been applied in satisfaction of Buyer’s obligation to pay any Post-Closing Tranche or the Sales Milestone Consideration, but subject always to the limitations set forth under Section 10.03(b) hereto.
BF.The definition of “Unpaid Company Transaction Expenses” is deleted in its entirety and replaced as follows:
“Unpaid Company Transaction Expenses” means any Company Transaction Expenses that have not been paid as of 12:01 a.m. Pacific time on the Closing Date, specifically excluding (i) any Company Transaction Expenses payable to Credit Suisse Securities (USA) LLC (“CS”) pursuant to that agreement dated January 1, 2020 (the “CS Agreement”), and (ii) the Tax Ruling Expenses, and (iii) the Employees Deferred Bonus.
BG.A new definition of “Unpaid Post-Closing Tranche Amount” is added to Section 1.01 of the Agreement as follows:

“Unpaid Post-Closing Tranche Amount” means an amount in cash equal to the aggregate amount of all Post-Closing Payments that have not previously been deposited with the Payment Agent or otherwise paid to the Securityholders as of the Acceleration Date, together with all Applicable Accrued Interest with respect thereto.
2.Section 3.01 of the Agreement is deleted in its entirety and replaced as follows:
Section 3.01 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time to be specified by the parties, which shall be no later than the Agreed Closing Date (unless otherwise agreed in writing by the Buyer, the Company and the Securityholder Representative in each of their sole discretion) subject to the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date” and the Closing shall be deemed to have occurred as of 11:59 p.m. North Carolina time on the Closing Date (the “Effective Time”).
3.A new clause (xiii) is added to Section 3.02(a) of the Agreement as follows:
(xiii) the Escrow Agreement Amendment duly executed by the Company.

4.Section 3.02(b) of the Agreement is deleted in its entirety and replaced as follows:
(b) the Securityholder Representative shall deliver, or cause to be delivered, to the Company or its designees the Payment Agent Agreement and the Escrow Agreement Amendment and Payment Agent Agreement Amendment, duly executed by the Securityholder Representative; and
5. Section 3.02(c)(i) of the Agreement is deleted in its entirety and replaced as follows:
(i) the Payment Agent Agreement and the Escrow Agreement Amendment, together with all of the deliverables to be provided thereunder and Payment Agent Agreement Amendment, duly executed by Buyer;
6.A new clause (v) is added to Section 3.02(c) of the Agreement as follows:
(v) the Pledge Agreements duly executed by Buyer and/or the Company, as applicable, together with all documents evidencing the perfection of such Pledge Agreement, or alternatively at the discretion of the Securityholder Representative, the Perfection Materials, as reasonably required by the Securityholder Representative.
7.A new clause (vi) is added to Section 3.02(c) of the Agreement as follows:
(vi) blank executed share transfer deeds and share certificates, covering the entire share capital of the Company acquired by Buyer, for the transfer thereof to the Securityholders in accordance with the instructions of the Securityholder Representative, pursuant to the provisions hereof and of the Escrow Agreement Amendment.
8.A new clause (vii) is added to Section 3.02(c) of the Agreement as follows:
(vii) the deliverables constituting part of, and evidencing, the Key Employees Undertaking, and a certificate by Buyer confirming the compliance by Parent of the Altschuler Undertaking.
9. Section 3.03(a) of the Agreement is deleted in its entirety and replaced as follows:
(a) Shares. At the Closing, each Shareholder shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from each Shareholder, all of such Shareholder’s right, title and interest in and to all Shares held by such Shareholder as of immediately prior to the Effective Time, free and clear of all Encumbrances, other than those arising pursuant to applicable securities Laws or the Articles of Association of the Company, and in exchange therefor, each Shareholder shall have the right to receive (subject to such Shareholder’s compliance with Section 3.05) (i) the applicable portion of the Aggregate Closing Consideration payable to such Shareholder as set forth in the Consideration Spreadsheet and (ii) such Shareholder’s Payment Pro Rata Share of distributions, if any, of (A) the Securityholder Expense Fund pursuant to Section 11.01, (B) each of the Post-Closing Tranches and each Annual Interest Payment (C) the Sales Milestone Consideration pursuant to Section 3.06 and (D) any amounts payable as a result of any post-Closing adjustment made pursuant to Section 3.04(b), all in such allocation between them as set forth in the Consideration Spreadsheet (collectively, the “Aggregate Consideration”).
10. Section 3.03(b)(i) of the Agreement is deleted in its entirety and replaced as follows:

(i) Immediately prior to the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Ordinary Per Share Consideration as set forth on the Consideration Spreadsheet (each such Company Option an “In-the-Money Company Option”), whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each former holder of any such cancelled In-the-Money Company Option (each an “In-the-Money Company Optionholder”) will be entitled to receive, in consideration of such cancelled In-the-Money Company Option and in full settlement therefor, (i) the applicable portion of the Aggregate Closing Consideration payable to such In-the-Money Company Optionholder as set forth in the Consideration Spreadsheet, which shall be calculated as the product of (A) the aggregate number of Ordinary Shares subject to such In-the-Money Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Ordinary Per Share Consideration over the exercise price per Ordinary Share applicable to such In-the-Money Company Option immediately prior to the Effective Time, and (ii) such In-the-Money Company Optionholder’s Payment Pro Rata Share of distributions, if any, of (A) the Securityholder Expense Fund pursuant to Section 11.01, (B) each of the Post-Closing Tranches and each Annual Interest Payment, (C) the Sales Milestone Consideration pursuant to Section 3.06 and (D) any amounts payable as a result of any post-Closing adjustment made pursuant to Section 3.04(b), all in such allocation between them as set forth in the Consideration Spreadsheet (the “Option Consideration”).
11. Section 3.03(c)(i) of the Agreement is deleted in its entirety and replaced as follows:
(i) Immediately prior to the Effective Time, each Company Warrant that is outstanding as of immediately prior to the Effective Time and that has a per share exercise price that is less than the per share consideration payable with respect to the applicable class of shares to which the relevant Company Warrant is exercisable as set forth on the Consideration Spreadsheet (each such Company Warrant an “In-the-Money Company Warrant”), will be cancelled and, in exchange therefor, each former holder of any such cancelled In-the-Money Company Warrant (each a “In-the-Money Company Warrantholder”) will be entitled to receive, in consideration of such cancelled In-the-Money Company Warrant and in full settlement therefor (subject to compliance with Section 3.05 by such In-the-Money Company Warrantholder), (i) the applicable portion of the Aggregate Closing Consideration payable to such In-the-Money Company Warrantholder as set forth in the Consideration Spreadsheet, which shall be calculated as the product of (A) the aggregate number of Ordinary Shares or Preferred Shares for which such In-the-Money Company Warrant is exercisable immediately prior to the Effective Time multiplied by (B) the excess, if any, of the per share consideration payable with respect to the applicable class of shares to which the relevant Company Warrant is exercisable as set forth on the Consideration Spreadsheet over the exercise price per Ordinary Share or Preferred Share applicable to such In-the-Money Company Warrant immediately prior to the Effective Time, and (ii) such In-the-Money Company Warrantholder’s Payment Pro Rata Share of distributions, if any, of (A) the Securityholder Expense Fund pursuant to Section 11.01, (B) each of the Post-Closing Tranches and each Annual Interest Payment, (C) the Sales Milestone Consideration pursuant to Section 3.06 and (D) any amounts payable as a result of any post-Closing adjustment made pursuant to Section 3.04(b), all in such allocation between them as set forth in the Consideration Spreadsheet.
12.Section 3.04(a) of the Agreement is deleted in its entirety and replaced as follows:
(a) Pre-Closing Estimate. The Parties agree that Schedule 3.04(a) attached hereto (the “Closing Statement”) accurately sets forth (i) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2022 and (ii) the Company’s good faith estimates, as of May 17, 2022, of (A) Closing Working Capital (such estimate, “Estimated Closing Working Capital”), (B) Closing Indebtedness (such estimate, “Estimated Closing Indebtedness”), (C) Closing Cash (such estimate, “Estimated Closing Cash”) and (D) Unpaid Company Transaction Expenses (such estimate, “Estimated Unpaid Company Transaction Expenses”). The parties further agree that the Company has delivered supporting calculations and documentation of such calculations, in detail reasonably acceptable to Buyer, concurrently with the delivery of the Closing Statement. The Parties agree that the Closing Statement shall be updated no less than five (5) Business Days prior to the Closing to reflect updates to the Burn Rate Amount and Estimated Unpaid Company Transactions (the “Permitted Updates”) and the Company shall consider in good faith any comments to such Permitted Updates provided by Buyer; provided that (i) other than the Permitted Updates, no updates to the Closing Statement shall be required or permitted and (ii) the approval by Buyer of the Permitted Updates shall not delay or prevent the consummation of the Closing (absent manifest error).
13.Section 3.04(b)(vi) of the Agreement is deleted in its entirety and replaced as follows:
(vi) If the Adjustment Amount, as finally determined in accordance with this Section 3.04, is a negative number, then Buyer may, but shall not be obligated to, set off against any Post Closing Tranches and/or Sales Milestone Consideration that becomes payable pursuant to this Agreement the absolute value of such amount (the “Shortfall Amount”), pursuant to the Set Off Right, and subject to the provisions of Article X.

14.Section 3.04(b)(vii) of the Agreement is deleted in its entirety and replaced as follows:
(vii) If the Adjustment Amount, as finally determined in accordance with this Section 3.04, is zero or a positive number (such positive number, the “Excess Amount”), then Buyer shall promptly, and within five (5) Business Days, deposit with the Payment Agent (for further disbursement to the Securityholders in proportion to their respective Payment Pro Rata Share), the Excess Amount (less the Payroll Portion of the Excess Amount, which shall be promptly paid directly by Buyer to the applicable Securityholders), if any.
15.Section 3.05(d) of the Agreement is deleted in its entirety and replaced as follows:
(d) Buyer and the Payment Agent shall be entitled to rely entirely on the information contained in the Consideration Spreadsheet and any Transmittal Materials delivered hereunder for purposes of satisfying Buyer’s obligation to deliver the Aggregate Closing Consideration and any Post-Closing Tranche or Sales Milestone Consideration that may become payable hereunder.
16.Section 3.05(e) of the Agreement is deleted in its entirety and replaced as follows:
(e) After the Closing Date, the Securityholders will have no rights as holders of any Equity Interest of the Company, other than (i) the right to receive the applicable portions of the Aggregate Closing Consideration to be issued at Closing, the Post-Closing Tranches and the Sales Milestone Consideration and any amounts payable as a result of any post-Closing adjustment made pursuant to Section 3.04(b), if any, and (ii) rights under this Agreement, the Escrow Agreement and the Pledge Agreements.
17.Section 3.05(g) of the Agreement is deleted in its entirety and replaced as follows:
(g) In order to satisfy the condition to Closing set forth in Section 8.03(d), prior to the Closing Date, Buyer will deliver (or cause to be delivered) to ESOP Management and Trust Services, Ltd. (the “Escrow Agent”), as the escrow agent under the Escrow Agreement, an amount in cash equal to the sum of (i) the Aggregate Closing Consideration (as reduced pursuant to Section 7.18(c), if applicable, and less the Payroll Portion of the Aggregate Closing Consideration) plus (ii) the Securityholder Expense Fund (together, the “Closing Escrow Amount”).
18.Section 3.05(j) of the Agreement is amended by adding thereto the words “or the Post-Closing Tranches” immediately following the words “Sales Milestone Consideration”.
19.A new Section 3.09 is added to the Agreement as follows:
Section 3.09    Post-Closing Tranches Obligations.
(a) Post-Closing Tranches Covenants. During the period beginning on the Closing Date and continuing until the payment of all Post-Closing Tranches, except as would constitute a violation of applicable Law, as contemplated by this Agreement or as consented to by the Securityholder Representative in writing, Buyer shall and shall cause its controlled Affiliates to:
(i) use its Commercially Reasonable Efforts to achieve each Post-Closing Milestone;
(ii) not take any action or fail to take any action with the primary intent of avoiding the achievement of any Post-Closing Milestone;
(iii) without limiting clauses (i) and (ii) of this Section 3.09(a), (x) assume all costs and funding requirements required for ongoing regulatory processes and approvals (including without limitation the maintenance of any such approvals and compliance with post-Regulatory Approval commitments of the Pivotal Clinical Trial), manufacturing, marketing and sale operations of the Company and its Subsidiaries, and (y) not discontinue the manufacture, sales and marketing of the Initial Device (other than in connection with a Company Divestiture or due to a material safety or efficacy issue involving the Initial Device).
(iv) provide capital to or investments in the Company in an aggregate amount that is no less than $20,000,000, of which at least $8,000,000 shall be invested in the Company following the Closing Date in such manner which shall allow it to achieve, by no later than September 1, 2023, the Implantation Milestone (the “Required Budget”);
(v) (A) undertake in writing not to terminate the employment agreements of the Key Employees prior to the date of the payment of the Fifth Post Closing Tranche, and (B) approve and effect, as soon as practicable prior to the Closing, an incentive bonus plan which shall provide each of the Key Employees with an incentive bonus opportunity on terms that are no less favorable, in the aggregate, than the terms of any incentive bonus opportunities made available to similarly situated employees of Buyer pursuant to its incentive bonus arrangements as of the Closing Date which bonus plan shall remain in place until all Post-Closing Tranches are paid in full (the details of such incentive bonus plan shall be disclosed in writing to the Securityholder Representative as soon as possible following the approval thereof and in any event prior to the Closing) (the “Key Employees Undertakings”);
(vi) shall ensure that the services to be provided to Parent pursuant to the provisions of that Consulting Agreement between Parent and Nir Altschuler dated July 15, 2020, shall be provided in connection with the Company and its operations, and that such agreement shall be amended prior to Closing to provide for annual automatic renewals, unless terminated by either party subject to an at least 90-day prior written notice prior to each such renewal, through the date of the payment of the Fifth Post Closing Tranche (the “Altschuler Undertaking”);
(vii) make all filings and payments, and take all actions to protect, defend and preserve and maintain (A) the scope, value, validity and enforceability of the Company IP as now existing and/or as hereinafter developed, conceived or reduced to practice, except to the extent that failure to do so would not reasonably be expected to be material to the Company’s ability to achieve any Post-Closing Milestone, and (B) the Company’s regulatory certificates including FDA's PMA approval, the CE mark and ISO13485;
(viii) provide the Securityholder Representative, no later than thirty (30) days after the end of each fiscal quarter of Buyer (including for clarity purposes, each fiscal year of Buyer), with a reasonably detailed written report certified by an officer of Buyer of the efforts by or under the authority of Buyer or any of its controlled Affiliates to achieve the Post-Closing Milestones and the progress with respect thereto; provided, however, that Buyer shall not be required to disclose any information with respect to which disclosure is prohibited in accordance with the provisions of any applicable Law or Order;
(ix) retain accurate records containing all material information reasonably necessary for the preparation of the written reports required by Section 3.09(a)(vii);
(x) make available one or more representatives Buyer and/or its controlled Affiliates with supervisory authority over Buyer’s efforts to achieve the Post Closing Milestones to (A) conduct a telephone conference with the Securityholder Representative upon reasonable advance written notice from the Securityholder Representative and during normal business hours for the purposes of discussing Buyer’s progress toward achievement of the Post Closing Milestones and (B) respond to reasonable follow-up inquiries by the Securityholder Representative (which shall be reasonable in both scope and number) regarding the information provided by or on behalf of Buyer during any such telephone conference; provided, however, that the Securityholder Representative shall not request any such telephone conference, and Buyer shall have no obligation to participate in any such telephone conference, more than once during any calendar quarter.
(xi) permit the Securityholder Representative (at its own expense) to engage an accounting firm or an industry expert to perform, on behalf of the Securityholder Representative, a reasonable verification, review or audit, as the case may be, of the operations of the Buyer Entities, the Company and their respective controlled Affiliates, in each case, to the extent reasonably necessary to verify the information included in the written reports required by Section 3.09(a)(vii), and prepare an applicable report or opinion based on such verification, review or audit, as the case may be (each a “Milestone Report”). The Milestone Report shall be shared only with the applicable accounting firm and the Securityholder Representative and shall be treated as Confidential Transaction Information in accordance with Section 7.14. The audit right contemplated by this Section 3.09(a)(x) may only be exercised twice during any calendar year and upon no less than thirty (30) days’ prior written notice and any such verification, review or audit shall be conducted in a manner so as to not unreasonably interrupt or disturb the operations of Buyer and its controlled Affiliates. The Securityholder Representative will reasonably cooperate with Buyer with respect to scheduling any such verification, review or audit. Notwithstanding anything in this Section 3.09(a)(x) to the contrary, (A) none of Buyer, the Company or any of their controlled Affiliates shall be required to make available, disclose or provide access to any information with respect to which disclosure is prohibited in accordance with the provisions of any applicable Law or Order, (B) Buyer, the Company and any of their controlled Affiliates shall be permitted to redact or otherwise refrain from disclosing any portion of their respective information so long as such information actually disclosed or made available is reasonably sufficient for purposes of verifying the information included in the written reports required by Section 3.09(a)(vii) and (C) other than as reasonably agreed by Buyer, neither the Securityholder Representative nor any accounting firm or other Person engaged on its behalf shall have the right to communicate with any personnel of a Buyer Entity other than Buyer’s Chief Executive Officer; and
(xii) not to consummate any Company Divestiture.
(b) Achievement of the Post-Closing Milestones.
(i) Upon the earliest to occur of (A) the date on which Buyer elects to prepay the First Paper Payment pursuant to Section 3.09(d), (B) the date on which the First Paper Milestone is achieved (of which Buyer shall provide the Securityholder Representative a written notice as soon as practicable but in any event within three (3) Business Days) and (C) July 1, 2023 (such date, the “First Paper Payment Date”), Buyer shall, on the First Paper Payment Date (or, if such First Paper Payment Date is as a result of achieving the First Paper Milestone, as soon as reasonably practicable following the First Paper Payment Date but in no event later than ten (10) calendar days following the First Paper Payment Date), deposit with the Payment Agent (for further disbursement to the Securityholders in proportion to their respective Payment Pro Rata Shares and as set forth in the Consideration Spreadsheet, provided that from such amount the Securityholder Representative shall direct the Payment Agent, at the discretion of the Securityholder Representative, to allocate the applicable amount of the Employees Deferred Bonus to the relevant employees and consultants), an amount in cash equal to the First Paper Tranche less the Payroll Portion of the First Paper Tranche (which shall be promptly paid directly by Buyer to the applicable Securityholders).
(ii) Upon the earliest to occur of (A) the date on which Buyer elects to prepay the Implantation Payment pursuant to Section 3.09(d), (B) the date on which the Implantation Milestone is achieved (of which Buyer shall provide the Securityholder Representative a written notice as soon as practicable but in any event within three (3) Business Days) and (C) September 1, 2023 (such date, the “Implantation Payment Date”), Buyer shall, on the Implantation Payment Date (or, if such Implantation Payment Date is as a result of achieving the Implantation Milestone, as soon as reasonably practicable following the Implantation Payment Date but in no event later than ten (10) calendar days following the Implantation Payment Date), deposit with the Payment Agent (for further disbursement to the Securityholders in proportion to their respective Payment Pro Rata Shares and as set forth in the Consideration Spreadsheet, provided that from such amount the Securityholder Representative shall direct the Payment Agent, at the discretion of the Securityholder Representative, to allocate the applicable amount of the Employees Deferred Bonus to the relevant employees and consultants) an amount in cash equal to the Implantation Tranche less the Payroll Portion of the Implantation Tranche (which shall be promptly paid directly by Buyer to the applicable Securityholders) .
(iv) Upon the earliest to occur of (A) the date on which Buyer elects to prepay the Second Paper Payment pursuant to Section 3.09(d), (B) the date on which the Second Paper Milestone is achieved (of which Buyer shall provide the Securityholder Representative a written notice as soon as practicable but in any event within three (3) Business Days) and (C) January 1, 2025 (such date, the “Second Paper Payment Date”), Buyer shall, on the Second Paper Date (or, if such Second Paper Date is as a result of achieving the Second Paper Milestone, as soon as reasonably practicable following the Second Paper Payment Date but in no event later than ten (10) calendar days following the Second Paper Payment Date), deposit with the Payment Agent (for further disbursement to the Securityholders in proportion to their respective Payment Pro Rata Shares and as set forth in the Consideration Spreadsheet), an amount in cash equal to the Second Paper Tranche less the Payroll Portion of the Second Paper Tranche (which shall be promptly paid directly by Buyer to the applicable Securityholders) .
(v) Upon the earliest to occur of (A) the date on which Buyer elects to prepay the Additional Publication Payment pursuant to Section 3.09(d), (B) the date on which the Additional Publication Milestone is achieved (of which Buyer shall provide the Securityholder Representative a written notice as soon as practicable but in any event within three (3) Business Days) and (C) January 1, 2026 (such date, the “Additional Publication Payment Date”), Buyer shall, on the Third Paper Date (or, if such Third Paper Date is as a result of achieving the Third Paper Milestone as soon as reasonably practicable following the Additional Publication Payment Date (but in no event later than ten (10) calendar days following the

Additional Publication Payment Date), deposit with the Payment Agent (for further disbursement to the Securityholders in proportion to their respective Payment Pro Rata Shares and as set forth in the Consideration Spreadsheet), an amount in cash equal to the Additional Publication Tranche less the Payroll Portion of the Additional Publication Tranche (which shall be promptly paid directly by Buyer to the applicable Securityholders.
(vi) Upon the earliest to occur of (A) the date on which Buyer elects to prepay the Reimbursement Code Payment pursuant to Section 3.09(d), (B) the date on which the Reimbursement Code Milestone is achieved (of which Buyer shall provide the Securityholder Representative a written notice as soon as practicable but in any event within three (3) Business Days) and (C) January 1, 2027 (such date, the “Reimbursement Code Payment Date”), Buyer shall, on the Reimbursement Code Date (or, if such Reimbursement Code Date is as a result of achieving the Reimbursement Code Milestone, as soon as reasonably practicable following the Reimbursement Code Payment Date but in no event later than ten (10) calendar days following the Reimbursement Code Payment Date), deposit with the Payment Agent (for further disbursement to the Securityholders in proportion to their respective Payment Pro Rata Share and as set forth in the Consideration Spreadsheet), an amount in cash equal to the Reimbursement Code Tranche less the Payroll Portion of the Reimbursement Code Tranche (which shall be promptly paid directly by Buyer to the applicable Securityholders) .
(vi) Without derogating from the provisions of Section 3.06(a)(viii) and Section 3.06(b) and in addition thereto, upon the earliest to occur of (A) immediately prior and as a condition to the consummation of a Company Divestiture, (B) the occurrence of a Buyer Insolvency Event, (C) immediately prior and as a condition to a Buyer Fundamental Change, (D) a material breach by Buyer of its obligations pursuant to this Section 3.09 and which remains uncured by Buyer in all material respects on the date that is thirty (30) days following notice from the Securityholder Representative to Buyer describing in reasonable detail the nature of such purported breach, provided however, that any delay in payment of any Post Closing Tranche or Annual Interest Payment of above fourteen (14) days shall be deemed as a material breach hereunder notwithstanding the foregoing provisions, or (E) Buyer (or any other Buyer Entity, including without limitation, the Company) obtaining a reimbursement code for the Initial Device other than the Agreed Reimbursement Code (each an “Acceleration Event” and the date on which an Acceleration Event occurs, the “Acceleration Date”), Buyer shall, (1) as soon as reasonably practicable (but in no event later than (x) ten (10) calendar days following the events specified under clauses (B), or (E), or (y) upon the occurrence any of the events specified under clauses (A), (C) or (D)), provide the Securityholder Representative a written notice with respect thereto and (2) upon the occurrence of the Acceleration Event (or, with respect to clause (E), within (10) calendar days following such event) deposit with the Payment Agent (for further disbursement to the Securityholders in proportion to their respective Payment Pro Rata Shares and as set forth in the Consideration Spreadsheet), and notwithstanding the fulfillment or lack of fulfillment of any milestone or condition related to any portion of such Aggregate Consideration, an amount in cash equal to (X) only with respect to an Acceleration Event triggered by a Buyer Fundamental Change - the Unpaid Post-Closing Tranche Amount less the Payroll Portion of the Unpaid Post-Closing Tranche Amount (which shall be promptly paid directly by Buyer to the applicable Securityholders), or (Y) with respect to all other Acceleration Events, the remaining outstanding amount of all Aggregate Consideration less the Payroll Portion of such Aggregate Consideration (which shall be promptly paid directly by Buyer to the applicable Securityholders), provided however, that only with respect to any portion of the Aggregate Consideration constituting the Sales Milestone Consideration, Buyer shall be entitled to withhold from such payment the amount, if any, that Buyer determines in good faith to be necessary to satisfy all Continuing Claims (and Buyer shall provide notice to the Securityholder Representative of any such amounts retained by Buyer in respect of Continuing Claims) until such Continuing Claims shall be settled in accordance with the provisions of this Agreement.
(vii) In the event that Buyer fails to make the payments due as provided under the foregoing clause (vi), Buyer shall be deemed to be in a material breach hereunder, and the Securityholders shall be entitled to pursue any or all of the remedies available to them hereunder and under the Escrow Agreement as amended, at the sole discretion of the Securityholder Representative, including without limitation: (X) to seek for enforcement of the Pledge Agreement in accordance with their terms, and (Y) to request from the Escrow Agent, upon a written notice of the Securityholder Representative to the Escrow Agent about the occurrence of an Acceleration Event, that the shares of the Company acquired by Buyer at the Closing shall be automatically and immediately transferred and allocated to the

Securityholders in accordance with the instructions of the Securityholder Representative.
(viii) It is further agreed that the entire Aggregate Consideration, including (without limitation) the Post Closing Tranches are fully earned and payable upon the Closing Date, without the need for further action from the Securityholders or the occurrence of further conditions or fulfillment of any milestones; provided that it is agreed that the Buyer’s payment of the Post-Closing Tranches and the Sales Milestone Consideration is deferred in accordance with the terms of this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, Buyer’s right to defer such payments shall immediately cease upon the occurrence of any Acceleration Event, at which time all Aggregate Consideration shall be immediately due and payable (notwithstanding the fulfillment or lack of fulfillment of any milestone or condition related to any portion of the Aggregate Consideration).
(ix) Notwithstanding anything to the contrary in this Agreement, to the extent any Post-Closing Tranche (or the Unpaid Post-Closing Tranche Amount) or the Sales Milestone Consideration is not timely deposited with the Payment Agent or, with respect to the Payroll Portion of any such amount, not timely paid to the applicable Securityholders, in each case, in accordance with this Section 3.09(b), such amount shall bear interest at a rate of 10% per annum beginning on the first date such amount was due to be deposited with the Payment Agent or, with respect to the Payroll Portion of any such amount, paid to the applicable Securityholders, as applicable, pursuant to this Section 3.09(b) and continuing until such date as such amount is actually deposited with the Payment Agent or, with respect to the Payroll Portion of any such amount, paid to the applicable Securityholders, without derogating from any other remedy available to the Securityholders (including without limitation, their right to accelerate payments as set forth hereunder and/or to enforce the Pledge Agreements) and/or for excess damages incurred by the Securityholders as a result of such non-payment.
(x) Notwithstanding anything to the contrary in this Agreement, in no event shall any Post-Closing Milestone be achieved (or deemed to have been achieved) on more than one occasion.
(xi) Each of the Securityholders acknowledges and agrees that the right to receive any portion of the Post-Closing Tranches shall not be represented by any form of additional certificate or other instrument, and, subject to the provisions of this Agreement, the Escrow Agreement and the Pledge Agreements, does not constitute an equity or ownership interest in Buyer, the Company or any of their respective Affiliates, and the Securityholders shall not have any rights as a securityholder of Buyer, the Company or any of their respective Affiliates as a result of their contingent right to receive a portion of the Post-Closing Tranches.
(xii) Any dispute as to when and/or whether a Post-Closing Milestone has been achieved in accordance with this Section 3.09(b) (a “Section 3.09(b) Dispute”) shall be resolved in accordance with Section 11.08.
(c) Applicable Annual Interest Payments. Until such time as all Post-Closing Payments have been made pursuant to this Agreement, Buyer shall, no later than on each anniversary of the Closing Date, deposit with the Payment Agent (for further disbursement to the Securityholders in proportion to their respective Payment Pro Rata Shares and as set forth in the Consideration Spreadsheet), an amount in cash equal to the Annual Interest Payment for the most recently ended Annual Interest Period less the Payroll Portion of such Annual Interest Payment (which shall be promptly paid directly by Buyer to the applicable Securityholders).
(d) Prepayment. Notwithstanding anything herein to the Contrary, Buyer may, at its option and in its sole discretion, prepay any and all Post-Closing Payments (together with any Applicable Accrued Interest Payment with respect thereto) at any time.
20.Section 7.01(b)(i) of the Agreement is deleted in its entirety and replaced as follows:
(i) amend the Organizational Documents of the Company or any Company Subsidiary (whether by merger, consolidation or otherwise) (other than any such amendment made pursuant to the Series G SPA); provided, with respect to this clause (y) that Buyer shall have the opportunity to review and comment on such amendment and the Company will consider Buyer’s comments in good faith, but without obligation to accept any such comments);
21.Section 7.07(a) of the Agreement is deleted in its entirety and replaced as follows:

(a) No more than ten (10) Business Days and no less than five (5) Business Days prior to the Closing, the Company shall deliver to Buyer a spreadsheet (the “Consideration Spreadsheet”), prepared in accordance with the applicable provisions of the Organizational Documents of the Company and certified by the Chief Financial Officer of the Company and acknowledged as true, correct and complete by the Securityholder Representative. The Consideration Spreadsheet will be substantially in the form attached hereto as Exhibit K (which reflects the pro forma Consideration Spreadsheet as of May 17, 2022), updated to reflect subject to further financial adjustments as required by this Section 7.07(a), and shall set forth, in reasonable detail and as of immediately prior to the Closing: (i) the Company’s calculations of the Fully Diluted Number, the Fully Diluted Ordinary Number, the Securityholder Ownership Percentage, the Aggregate Consideration, the Aggregate Closing Consideration and the Ordinary Per Share Consideration; and (ii) the following information for each Securityholder:
A.the name, address or email address of such Securityholder;
B.the number and type of Equity Interest held by such Securityholder;
C.the number of Shares subject to, and the exercise price per share in effect for, each In-the-Money Company Option held by such Securityholder;
D.the number and class or series of Shares subject to, and the exercise price per share in effect for, each In-the-Money Company Warrant held by such Securityholder;
E.a calculation of the portion of the Aggregate Closing Consideration (and each component thereof) payable to such Securityholder pursuant to Section 3.03(a), Section 3.03(b) and Section 3.03(c), as applicable;
F.a calculation of the portion of Sales Milestone Consideration payable to such Securityholder pursuant to Section 3.06, assuming that the Sales Milestone Consideration becomes payable to the Securityholders pursuant to Section 3.06;
G.a calculation of the portion of each Post-Closing Tranche payable to such Securityholder pursuant to clauses (i) through (v) of Section 3.09; and
H.such Securityholder’s Payment Pro Rata Share following each of, and assuming the full payment of each of, the Aggregate Closing Consideration, the Sales Milestone Consideration and each Post-Closing Payment.
22.The final sentence of Section 7.07(b) of the Agreement is deleted in its entirety and replaced as follows:
Notwithstanding anything to the contrary in this Agreement, the Company, Buyer, and the Securityholders acknowledge and agree that Buyer and each of its Affiliates and the Payment Agent shall be entitled to rely on the Consideration Spreadsheet as setting forth a true, correct and complete listing of all items set forth therein, and none of Buyer nor any of its Affiliates or the Payment Agent shall have any Liability or obligation to any Person, including the Securityholders or the Securityholder Representative, for any Liabilities arising from or relating to errors, omissions or inaccuracies in calculating the portion of the Aggregate Closing Consideration, Sales Milestone Consideration, any Post-Closing Tranche or other amounts to be received by the Securityholders pursuant to this Agreement or any other errors, omissions or inaccuracy in the Consideration Spreadsheet.
23.Section 7.16(c) of the Agreement is deleted in its entirety and replaced as follows:
Option Tax Ruling. As soon as reasonably practicable (if not earlier filed) but in any event no later than seven (7) Business Days following the date of the execution of the First Amendment to this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants, in full coordination with Buyer and its counsel, advisors and/or accountants, to prepare, and each of Buyer, the Securityholder Representative and their respective counsels, advisors and/or accountants shall have had an opportunity to review, comment upon and approve, which review shall be performed and completed within three (3) Business Days of receipt of a complete draft (including a full set of attachments that includes the options database), and the Company shall file with the ITA no later than two (2) Business Days after receipt of such reviewed draft, an application for a ruling (the “Option Tax Ruling”) in a form reasonably acceptable to Buyer (whose approval shall not be unreasonably delayed, conditioned or withheld) and the Securityholder Representative, confirming that, inter alia, (a) the deposit with the Section 102 Trustee of the consideration payable pursuant to Section 3.03(b)(i) for the Section 102 Options and Section 3.03(a) for any Section 102 Shares will not result in a requirement for an immediate Israeli Tax payment or affect the Tax treatment of such Section 102 Options and Section 102 Shares and that the Israeli taxation will be deferred until completion of statutory holding period set out in Section 102 of the Israeli Code, and actual release of such consideration to its respective recipient in accordance herewith, as applicable, and remain subject to the provisions of Section 102 of the Israeli Code and deemed to be income subject to the “capital gains route”

thereunder, (b) Buyer and anyone acting on its behalf (including the Escrow Agent) shall not be required to withhold Israeli Tax in relation to any consideration payable to Israeli employees and Israeli consultants of the Company in relation to their Section 102 Options and Section 102 Shares where such consideration is transferred to the Payment Agent and/or the Section 102 Trustee and/or the Company, and (c) Buyer will not be required to withhold Israeli Tax in relation to any amounts paid to the Payment Agent, the Escrow Agent or the Section 102 Trustee. To the extent that prior to the Closing an interim Option Tax Ruling shall have been obtained pursuant to an application which Buyer and the Securityholder Representative had an opportunity to review and comment on and approve (an “Interim Option Tax Ruling”), then the references herein to the Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, mutatis mutandis, until such time that a final definitive Option Tax Ruling is obtained (and in which event, the final Option Tax Ruling may be filed following the Closing). The Parties agree and acknowledge that, notwithstanding the foregoing, the Company may grant, immediately prior to the Closing, additional Section 102 Options which, due to the timing of issuance, shall not entitle the holder(s) thereof to the tax benefits within the meaning of Section 102 of the Ordinance. Each of Buyer, the Securityholder Representative and the Company shall coordinate all activities and reasonably cooperate with each other with respect to Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling, or any interim ruling as customarily granted by the ITA. The Company, the Securityholder Representative and Buyer shall, and shall instruct their respective representatives and advisors to, reasonably cooperate with each other and with their respective Israeli counsel, representatives and advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling. Subject to the terms and conditions hereof, the parties shall use reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Option Tax Ruling, as promptly as practicable. For the avoidance of doubt, the Company, its representatives and advisors shall not make any application to, nor conduct any negotiation with, the ITA with respect to any matter relating to the subject matter of the Option Tax Ruling without prior notice to and coordination with Buyer, and neither prior or following the Closing, also the Securityholder Representative who shall have the right to review, comment and approve each such application and revisions thereto as part of any negotiations. Notwithstanding any coordination with Buyer, the final text of the Option Tax Ruling shall in all circumstances be subject to the prior written confirmation of Buyer or its Israeli counsel, not to be unreasonably withheld, conditioned or delayed, and of the Securityholder Representative or its Israeli counsel.
24.Section 7.18(b) of the Agreement is deleted in its entirety and replaced as follows:
(b) The Parties agree that, notwithstanding anything to the contrary in this Agreement, in the event of a Failure to Close Termination, the Designated Amount will be distributed by the Payment Agent, at the sole instructions of the Company and the Securityholder Representative, to the Company and the Securityholders in accordance with the Designated Amount Allocation and the provisions of the Company’s Organizational Documents..
25.Section 7.18(c) of the Agreement is deleted in its entirety and replaced as follows:
(c) The Parties agree that on the Closing Date, the Designated Amount shall be treated as a portion of the Aggregate Closing Consideration and be allocated by the Payment Agent to the Securityholders accordingly.
26.A new Section 7.18(d) is added to the Agreement as follows:
(d) The Parties agree that, prior to or concurrently with the execution of the First Amendment to this Agreement, the Designated Amount shall be released to the Payment Agent and held for the benefit of (i) the Securityholders, as a down payment of the Aggregate Closing Consideration payable pursuant to this Agreement upon the Closing, or (ii) the Securityholders and the Company in accordance with the Designated Amount Allocation in the event of a Failure to Close Termination, and Buyer and the Company have executed and delivered irrevocable joint written instructions (in the form attached hereto as Schedule 7.18(d)) to the Escrow Agent and the Payment Agent, acknowledges in writing by the Payment Agent and Escrow Agent, instructing the Escrow Agent to so release the Designated Amount to the Payment Agent, and instructing the Payment Agent to distribute such Designated Amount in accordance with the provisions hereof (the “Instructions Letter”). The Parties agree that the Designated Amount shall be treated as a portion of the Aggregate Closing Consideration should the Closing occur, but otherwise shall be allocated to the Company and the Securityholders as provided under Section 7.18(b) (and in any event, shall not be payable to the Buyer under any circumstances whatsoever).
27.At the end of Section 7.21(c) of the Agreement, the following language shall be added as follows:
In addition, prior to execution of the Amendment to this Agreement, Buyer has delivered to the Company a certificate, executed by an authorized officer of Buyer, certifying that (x) the representation and warranty of Buyer contained in Section 6.05 remains true and correct in all respects and (y) Buyer requires no further consents and approvals in order to consummate the Closing.
28.A new Section 7.22 is added to the Agreement as follows:
Section 7.22 Board Observer. Until the full payment of all Post-Closing Tranches, the Securityholder Representative shall be entitled to appoint, dismiss and replace a non-voting observer to the board of directors of Bioventus Inc. (or any successor parent company of Buyer) (“Parent”) and of the Company (each, a “BV Board”) which observer shall be either any of the directors of the Company as of immediately prior to the Closing, or otherwise reasonably acceptable to Buyer, and have the right to participate in all meetings of the BV Board and any committee incorporated by BV Board inter alia in order to discuss the Company’s operations, business, IP and/or the Initial Device, and receive any and all materials provided to all members of the BV Board and such committee, in their capacity as such, at the same time as such are provided to such members (the “Board Materials”); provided, however, that Parent and the Buyer reserve the right to withhold any information and to exclude such observer from any material or meeting or portion thereof if Parent or the Buyer determine in good faith, and upon the advice of legal counsel, that providing access to such information or attendance at such meeting could (i) adversely affect the attorney-client privilege between Parent or the Buyer and its counsel, or (ii) result in the disclosure of highly confidential proprietary information unrelated to the Company, any Company IP or the Initial Device, in violation of a confidentiality obligation owed to a third party. Such observer shall execute a customary confidentiality undertaking towards Parent and the Buyer, with respect to all information provided to such observer in the framework of his/her participation in meetings of the BV Board or any committee as specified above.
29. A new Section 7.23 is added to the Agreement as follows:
Section 7.23. Intellectual Property Covenant. If the Company (a) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (b) applies for any Patent or the registration of any Trademark (collectively, the “New IP”), then Buyer shall use its commercially reasonable efforts to provide written notice thereof to the Securityholder Representative and shall execute such intellectual property security agreements, updates and/or amendments to the Pledge Agreements and other documents as may be required in order to perfect and maintain a first priority security interest in favor of the Securityholders over such New IP (in addition to all other IP Rights of the Company). Without derogating from the foregoing, once every calendar quarter Buyer shall provide the Securityholder Representative (and the Securityholder Representative shall be entitled to ask Buyer) to provide the Securitholder Representative with a detailed list of any such New IP for the foregoing purposes.
30.A new Section 7.24 is added to the Agreement as follows:
Section 7.24.    Additional Information Covenant. During the period beginning on the Closing Date and continuing until the payment of the Sales Milestone Consideration, at the request of the Securityholder Representative, the Buyer shall deliver to the Securityholder Representative (for the benefit of the Securityholders):
(i) Copies of the periodic compliance statements required to be submitted by the Parent to the Parent’s lenders pursuant to the Parent’s credit agreements with such lenders, at the same time that such compliance statements are provided to the respective lenders.
(ii) Any copies of business plans, forecasts, budgets and revenue projections pertaining to the Company and its products.
(iii) As soon as practicable, but in any event not later than two (2) days prior to public release after the end of each fiscal year of the Parent, the financial statements of Parent on a consolidated basis containing the balance sheet of the Parent, as of the end of such year, statements of income, statement of changes in shareholder’s equity, statements of cash flow , all on a consolidated basis and in reasonable detail, audited by an independent accounting firm which opinion shall state, in customary form, that such balance sheet and statements of income, shareholder’s equity and cash flow present fairly and accurately the financial position of the Parent as of their date. If the Parent ceases to be a public company, the Parent will continue to provide the above information within the same timetable as it was public.
(iv) As soon as practicable, but in any event not later than two (2) days prior to public release after the close of each of the first, second and third quarter of each fiscal year of the Parent the financial statements of the Parent on a consolidated basis containing the t unaudited consolidated balance sheet of the Parent as at the end of each such quarter, statements of income, statement of changes in shareholder’s equity and cash flow of the Parent, for such quarter, and for the period from the beginning of the current fiscal year to the end of such quarterly period, all in reasonable and customary detail. If the Parent ceases to be a public company, the Parent will continue to provide the above information within the same timetable as it was public.
(v) Notice of any material litigation threatened or instituted against the Company and any notice provided to the Parent’s lenders under its credit agreements of litigation, at the same time such notice is provided
(vi) In addition, at the request of the Securityholder Representative within a reasonable time after receipt of such request, the Buyer shall deliver thereto all information relating to the Company which Securityholder Representative may reasonably require for purposes of compliance (by it and/or any security holder or their respective controlling shareholder(s)) with any disclosure obligation or demand under any applicable law (including without limitations, local or foreign securities laws and stock exchange rules and regulations), or may otherwise reasonably request and any such information may be publicly disclosed only if required by applicable law and/or stock exchange regulations.
In no way derogating from the foregoing, the Parent shall provide the Securityholder Representative with all BV Board presentations and material relating to the Company and its products that the observer which the Securityholder Representative is entitled to appoint pursuant Section 7.22 hereof, is entitled to receive, at the same time that such documentation is delivered to the BV Board.
The Securityholder Representative shall execute a customary confidentiality undertaking with respect to all information provided to the Securityholder Representative under this Section 7.24
31.Section 8.01(d) of the Agreement is deleted in its entirety and replaced as follows:
(d) The Company shall have obtained the Option Tax Ruling or the Interim Option Tax Ruling; provided, however, that in the absence of such ruling, the condition set forth in this Section 8.01(d) shall be satisfied upon the earlier of forty-five (45) days from the later of (i) the filing with the ITA of an application to obtain either such ruling, and (ii) the date any updated filing is made with the ITA after May 17, 2022.
32.A new Section 8.01(e) is added to the Agreement as follows:
(e) The Company shall have obtained from the IIA its approval for the creation of the Pledge Agreement, to the extent applicable (the “IIA Approval”).
33.A new Section 8.03(e) is added to the Agreement as follows:
(e) Buyer shall have delivered to the Company and the Securityholder Representative copies of executed agreements of Buyer with applicable lending institutions, pursuant to which (i) Buyer shall be disbursed additional term loan in the amount of US$80 Million above the existing term loan of US$360 Million, and (ii) Buyer is entitled to extend its existing revolving credit line by additional US$15 Million above the existing US$50 Million revolving credit line.
34.Section 9.01(c)(i) of the Agreement is deleted in its entirety and replaced as follows:
(i) if the Equity Purchase shall not have been consummated, for whatever reason and at the sole discretion of the terminating party (which may be either the Buyer or the Company, and which notice shall have immediate effect), on or prior to the Agreed Closing Date (as the same may be extended in accordance with this Section 9.01(c)(i), the “Outside Date”); provided, however, that the Outside Date may be extended to July 31, 2022, by written notice delivered by the Company to Buyer no less than three (3) days prior to the Agreed Closing Date, and to the extent required to obtain the Interim Tax Ruling and/or the IIA Approval;
35.Section 9.03(a) of the Agreement is deleted in its entirety and replaced as follows:
(a) If this Agreement is validly terminated by either Party pursuant to Section 9.01(c)(i) or if any Party shall terminate this Agreement prior to the Closing for any other reason whatsoever (any such termination a “Failure to Close Termination”), then the Designated Amount shall become, automatically and without the need for any further action by any Party, due and payable to the Company ($20,000,000 of the Designated Amount) and the Securityholders ($30,000,000 of the Designated Amount, allocated between the Securityholders in accordance with the provisions of the Articles of Association of the Company) (the “Designated Amount Allocation”), at such time and according to the sole instructions of the Company and the Securityholder Representative. In addition to the foregoing, following a Failure to Close Termination, the Company shall have the right to call for the surrender and Transfer to the Company of all Shares then held by Buyer and, for the avoidance of doubt, Buyer shall not be entitled to any consideration in connection with such surrender of Shares (such surrender and Transfer, together with the payment or forfeiture (as applicable) of the Designated Amount, the

“Failure to Close Remedy”) and Buyer hereby irrevocably waives any right to object to the enforcement of any such Failure to Close Remedy.
Notwithstanding anything to the contrary in the Agreement, including the provisions of Section 9.03(e), in the event that, despite its irrevocable and unconditional undertakings in the preceding paragraph, Buyer shall in any manner attempt to breach the provisions of this Section 9.03(a), then, in addition to the Failure to Close Remedy, the Company and the Securityholders shall be entitled to full and maximum damages of any kind, at law or in equity or otherwise, including consequential, indirect, exemplary, loss of opportunity or punitive damages, against Buyer, the Parent, their Affiliates and Representatives, and shall be entitled to seek such losses, costs, attorneys’ fees, and damages in any jurisdiction they may choose, including without limitation, the court of competent jurisdiction in Tel Aviv, Israel, as well as to a specific performance of the transfer of the Escrowed Share, and each of the parties irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the venue of any such action being in any such court or that any such action brought in any such court has been brought in an inconvenient forum.
36. Section 9.03(e) of the Agreement is amended by deleting therefrom the words “(subject to Section 9.03(a) in the event an Escrow Release Objection is timely delivered by Buyer)”.
37.Section 10.02(a)(vii) of the Agreement is deleted in its entirety and replaced as follows:
(vii) any inaccuracy in the Consideration Spreadsheet or the failure of the allocation of the Equity Purchase Consideration (including each Post-Closing Payments) or Sales Milestone Consideration, in each case, as set forth in the Consideration Spreadsheet to be consistent in all respects with this Agreement and the Organizational Documents of the Company;
38. Section 10.03(b) of the Agreement is deleted in its entirety and replaced as follows:
(b) Recovery by a Buyer Indemnified Party for Damages pursuant to Section 10.02(a)(i) shall be limited to the aggregate amount of US$30,000,000 from all Securityholders, severally and not jointly, in accordance with their Pro Rata Shares; provided, however, that the foregoing limitation shall not apply to (i) indemnification for breaches of, or inaccuracies in, the Fundamental Representations or the Tax Representation or (ii) fraud, for which such Buyer Indemnified Party shall have all other rights and remedies available to it to recover any remaining amount directly from the Securityholders severally and not jointly and subject to the provisions of Section 10.03(c); provided further, however, that in no event shall the maximal amount due from any Securityholder for any indemnification hereunder exceed 10% of the amount of the aggregate Equity Purchase Consideration actually and previously paid to such Securityholder by Buyer hereunder (and any remaining amount of such recovery for Damages, if any, may only be offset in accordance with Buyer’s Set Off Rights from future payments on account of the Equity Purchase Consideration made to such Securityholder, but in such manner and notwithstanding anything herein to the contrary, so that not more than 10% of the aggregate Equity Purchase Consideration actually and previously paid to such Securityholder following such setoff shall be deducted due to such recovery of Damages). Notwithstanding anything herein to the contrary under Section 3.06(b), Buyer shall not be entitled to withhold any payment due and payable to the Securityholders on account of the Equity Purchase Consideration as a result of Continuing Claims, but only following and subject to final resolution thereof (pursuant to this Article X or otherwise upon the mutual written Agreement of Buyer and the Securityholder Representative) and as part of Buyer’s Set Off Rights.
39.Section 10.03(c) of the Agreement is amended to delete therefrom the words “(including such Securityholder’s Pro Rata Share of the Adjustment Escrow Fund and the Indemnity Escrow Fund)”.
40.Section 10.03(i) of the Agreement is deleted in its entirety and replaced as follows:
(i) Notwithstanding anything in this Agreement to the contrary (but, for the avoidance of doubt, (X) without limitation of Buyer’s rights pursuant to Section 3.06(b)(i) with respect to Continuing Claims, and (Y) subject to the limitations set forth under Section 10.03(b)), Buyer may, but shall not be obligated to, set off against any Sales Milestone Consideration and/or Post-Closing Tranches that become payable pursuant to this Agreement following the final resolution (pursuant to this Article X or otherwise upon the mutual written Agreement of Buyer and the Securityholder Representative) that any Buyer Indemnified Party is entitled to such Damages made in accordance with the provision hereof, any such amounts for which the Buyer Indemnified Parties are entitled to indemnification to pursuant to this Article X, applying such amounts in satisfaction, to the extent of such amount, of such owed amounts. Buyer’s set off right under this Section 10.03(i) is referred to as the “Set Off Right”. Until the Post Closing Tranches are paid in full to the Securtyholders, Buyer shall not assert claims against any Securityholder but shall first exhaust in full any Set Off Rights available to the Buyer Indemnified Parties from the entire Post Closing Tranches.
41.Section 10.03(j) of the Agreement is deleted in its entirety and replaced as follows:

(j) Absent fraud or Willful Breach of any specific Securityholder as provided under Section 10.03(c), the indemnification provisions contained in this Article X are the sole and exclusive remedy following the Closing as to all Damages (and any other damages, claims or causes of action of any kind or nature) any Buyer Indemnified Party may incur arising from or relating to this Agreement against such Securityholder (it being understood that nothing in this Section 10.03(j) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights or remedies arising out of claims Buyer may have under any Transaction Document including the Transmittal Materials delivered pursuant to Section 3.05).
42. Section 10.04(c) of the Agreement is deleted in its entirety and replaced as follows:
(c) If the Securityholder Representative in good faith objects to any claim made by Buyer in any Officer’s Claim Certificate, then the Securityholder Representative shall deliver a written notice (a “Claim Dispute Notice”) to Buyer during the thirty (30)-day period commencing upon receipt by the Securityholder Representative of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Buyer in the Officer’s Claim Certificate. If the Securityholder Representative does not deliver a Claim Dispute Notice to Buyer prior to the expiration of such thirty (30)-day period, then each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Buyer’s favor for purposes of this Article X on the terms set forth in the Officer’s Claim Certificate.
43.Section 10.04(d) of the Agreement is deleted in its entirety and replaced as follows:
(d) If the Securityholder Representative delivers a Claim Dispute Notice, then Buyer and the Securityholder Representative shall attempt in good faith to resolve any such objections raised by the Securityholder Representative in such Claim Dispute Notice. If Buyer and the Securityholder Representative agree to a resolution of such objection (subject, inter alia, to Section 11.01(b)(ii)), then a memorandum setting forth the matters conclusively determined by Buyer and the Securityholder Representative shall be prepared and signed by both parties.
44. Section 10.04(e) of the Agreement is deleted in its entirety and replaced as follows:
(e) If no such resolution can be reached during the forty-five (45)-day period following Buyer’s receipt of a given Claim Dispute Notice, then upon the expiration of such forty-five (45)-day period, either Buyer or the Securityholder Representative may bring suit to resolve the objection in accordance with Section 11.07; provided, however, that, to the extent any portion of the Sales Milestone Consideration has been withheld pursuant to Section 3.06(b)(i), unless Buyer initiates an Action with respect to the claim in such Officer’s Claim Certificate (whether a third party Claim or otherwise) within one hundred twenty (120) days following Buyer’s receipt of such Claim Dispute Notice, such claim shall be deemed to have been conclusively determined in the Securityholder Representative’s favor for purposes of this Article X on the terms set forth in the Claim Dispute Notice. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be nonappealable, binding and conclusive upon Buyer, the Securityholder Representative and the Securityholders. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
45.Section 10.05 of the Agreement is deleted in its entirety and replaced as follows:
Section 10.05 [RESERVED].
46.Clause (a) of Section 10.06 of the Agreement is deleted in its entirety and replaced as follows:
(a) such settlement is on exclusively monetary terms which are entirely recovered from offset of the Post-Closing Tranches, the Unpaid Post-Closing Tranche Amount and/or Sales Milestone Consideration which is then due and payable to the Securityholders subject to the other provisions of this Article X and not, for the avoidance of doubt, otherwise being withheld pursuant to Section 3.06(b)(i) or clauses (i) through (vi) of Section 3.09(b) on account of any Continuing Claims unrelated to such settled Claim
47.Section 11.01(b)(iii) of the Agreement is deleted in its entirety and replaced as follows:
(iii) to direct the Payment Agent to disburse any portion of the amount paid to the Payment Agent that is payable to Buyer, any Buyer Indemnified Party or the Securityholders in accordance with this Agreement, the Consideration Spreadsheet and the Transaction Documents;
48. The final paragraph of Section 11.01(b) of the Agreement is amended to delete therefrom the words “, or a reduction of any such Securityholder's Pro Rata Share of the Indemnity Escrow Fund”.

49.Section 11.01(c) of the Agreement is amended to clarify that the indemnification by the Securityholders to the Securityholder Representative shall be on a joint and several basis, and that the Securityholder Representative shall have no liability towards any of the Securityholders and their affiliates for the allocation set forth under the Consideration Spreadsheet.
50.Section 11.01(d) of the Agreement is amended to delete therefrom the words “any portion of the Adjustment Escrow Fund, the Indemnity Escrow Fund or”
51.Section 11.01(g) of the Agreement is deleted in its entirety and replaced as follows:
No resignation of the Securityholder Representative shall become effective unless at least thirty (30) days’ prior written notice of the replacement or resignation of such Securityholder Representative (in its discretion) shall have been provided to each Securityholder, Buyer, the Payment Agent and the Escrow Agent. For the avoidance of doubt, the Securityholder Representative may so resign at any time, at its sole discretion, without incurring any liability for such resignation per se towards Buyer, it Affiliates, any of the Securityholders, the Payment Agent and/or the Escrow Agent. Buyer and its Affiliates (including, after the Closing, the Company), the Payment Agent and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. The Securityholders holding at least a majority of the Pro Rata Shares at any time may remove the Securityholder Representative by a written instrument delivered to the Securityholder Representative, Buyer, the Company, the Payment Agent and the Escrow Agent and, in such event and also if the Securityholder Representative shall have resigned, its successor who shall serve and exercise the powers of the Securityholder Representative hereunder shall be appointed by a written instrument signed by Securityholders holding at least a majority of the interest in the Pro Rata Shares at such time and delivered to Buyer, the Payment Agent and the Escrow Agent.
52.Section 11.01 of the Agreement is amended by adding the following clauses to the end of such Section 11.01:
(i) In addition to any and all of the Securityholder Representative’s authorities, it is agreed and acknowledged by each Securityholder that the Securityholder Representative, in its capacity as such and subject to all other provisions of this Article XI which shall apply, mutatis mutandis, also to the authorities granted to the Securityholder Representative pursuant to this Amendment, shall be appointed as administrative agent and as collateral agent pursuant to the provisions of the Pledge Agreements (the “Administrative Agent”), and each Securityholder hereby authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. It is understood and agreed that the use of the term “agent” herein or in any Pledge Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(j) Each of the Securityholders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Securityholder for purposes of acquiring, holding and enforcing any and all liens on collateral pursuant to the Pledge Agreements, together with such powers and discretion as are reasonably incidental thereto, and to release any collateral created pursuant to the Pledge Agreement in accordance with the provisions hereof and thereof. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent for purposes of holding or enforcing any lien on the collateral (or any portion thereof) granted under the Pledge Agreements, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Pledge Agreements as if set forth in full herein with respect thereto.
(k) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Securityholder as any other Securityholder and may exercise the same as though it were not the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Securityholders, without the necessity of any notice to or further consent from the Securityholders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any collateral or the Pledge Agreements which may be necessary to perfect and maintain perfected the liens upon any collateral granted pursuant to any Pledge Agreements. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents.
(l) In case of the pendency of any proceeding hereunder or any of the Pledge Agreements, the Administrative Agent shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid to the Securityholders hereunder and to file such other documents as may be necessary or advisable in order to have the claims of the Securityholders and the Administrative

Agent allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Securityholder to make such payments to the Administrative Agent or as it shall designate, and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Securityholder, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder and under the Pledge Agreements.
53.Section 11.05(a) of the Agreement is deleted in its entirety and replaced with the following:
(a) This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign this Agreement or its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of Buyer and Securityholder Representative, and any purported assignment without such prior written consent shall be null and void ab initio; provided that, prior to the Closing, Buyer may, without the prior written consent of the Securityholder Representative but subject to a prior notice to the Securityholder Representative, assign all or any portion of its rights and obligations under this Agreement to one or more of Buyer’s direct or indirect wholly owned Subsidiaries (who, upon such assignment, shall be entitled to such rights and liable for such obligations, and for the avoidance of doubt, following any such assignment, any references to Buyer’s financial statements shall be deemed a reference to the Parent financial statements, and any reference to controlled Affiliates of Buyer shall mean any Buyer Entity). Notwithstanding anything to the contrary under the Agreement, each of the Securityholders may assign or otherwise transfer any of its rights or obligations under the Agreement (including without limitation, to any portion of the Aggregate Consideration), without the prior written consent of the Buyer or any other Party, to any assignee, including by way of participation, by way of pledge or assignment of a security interest, or otherwise, subject only to a written notice to that effect to the Buyer and to the Securityholder Representative. No assignment shall relieve the assigning Party of any of its obligations hereunder.
In the event that Buyer assigns its rights and obligations under this Agreement in accordance with the provisions hereof to a Buyer’s direct or indirect wholly owned Subsidiaries as provided above, Parent shall and hereby does continue to unconditionally and irrevocably guarantee and promise to the Securityholders, the performance, fulfillment and observance of each agreement, condition, covenant, obligation and undertaking of Buyer under this Agreement and all Transaction Documents executed by Buyer in connection herewith, on the terms and subject to the conditions set forth herein or therein (collectively, the “Guaranteed Obligations”), and if such Subsidiary of Parent fails to perform, fulfill or observe any of the Guaranteed Obligations in the manner provided in this Agreement or any relevant Transaction Document, Parent shall, upon written demand from the Securityholder Representative, promptly perform, fulfill or observe or cause to be performed, fulfilled or observed such Guaranteed Obligation, as the case may be. The Guaranteed Obligations under this guaranty shall constitute an absolute and unconditional present and continuing guarantee of payment and performance to the extent provided herein and not of collectability, and shall not be contingent upon any attempt by the Securityholder Representative or any Securityholder to enforce payment or performance by such Subsidiary of Parent.
The Guaranteed Obligations are absolute and shall remain in full force and effect without regard to (i) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of Parent or such Subsidiary of Parent at any time; or (ii) absence of any notice to, or knowledge by, Parent of the existence or occurrence of any of the applicable matters or events.
54.The provisions of Section 11.07 of the Agreement shall be amended to add that, notwithstanding anything herein or therein to the contrary, (i) for all matters involving enforcement, crystallization and exercise any rights under the Pledge Agreement (except for the US Pledge Agreement which shall be governed by the laws of the State of New York), shall be governed by the laws of the State of Israel applicable to contracts made and to be performed entirely in the State of Israel, and (ii) any claim made pursuant to the Agreement in connection with claims which requested remedies include, inter alia, the matters refereed to under the foregoing clause (i), the “Chosen Courts” may be, at the sole discretion of the Securityholder Representative, any court of competent jurisdiction in Tel Aviv, Israel (and with respect only to the US Pledge Agreement, also in New York). Buyer hereby irrevocably consents to the jurisdiction of any such court (and the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum.
55.Section 11.08 of the Agreement is deleted in its entirety and replaced as follows:
Section 11.08 Arbitration. Notwithstanding any other provision herein to the contrary, the parties hereto understand and agree that all Payment Disputes shall be resolved by final, binding, nonjudicial arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce pursuant to the following procedures:

(a) The Securityholder Representative or Buyer may send another party or parties written notice identifying the Payment Dispute at issue and invoking the procedures of this Section 11.08 thereby demanding confidential arbitration conducted by three independent arbitrators, one selected by the Securityholder Representative, one selected by Buyer, and the third (who must be independent of the parties hereto) selected jointly by the two arbitrators previously so selected. All arbitrators must be appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any Payment Dispute and allow a decision to be reached within thirty (30) calendar days while also allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the Payment Dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys’ fees and other costs incurred by the parties, to the same extent as a court of law or equity, if the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three arbitrators shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything to the contrary in this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions of law regarding the Payment Dispute, which shall set forth the award, judgment, decree or order of the arbitrators.
(b) Judgment upon any award, judgment, decree or order rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in New York, New York under the Rules of Arbitration of the International Chamber of Commerce then currently in effect and the language of arbitration shall be English. The non-prevailing party to any arbitration under this Section 11.08 shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys’ fees and costs, incurred by the other party to the arbitration. The parties shall maintain the confidential nature of the arbitration proceeding and any award, judgment, decree or order rendered by the arbitrators, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award, judgment, decree or order rendered by the arbitrators or its enforcement, or unless otherwise required by Law or judicial decision.
56.Section 11.09 of the Agreement is deleted in its entirety and replaced follows:
11.09 Remedies Cumulative; Specific Performance.
1.Subject to Section 9.03 (including Section 9.03(e)) and Section 10.03(g), the rights and remedies of the Parties hereto shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security; provided, that, notwithstanding the foregoing or anything to the contrary in this Agreement, other than the Failure to Close Remedy upon the valid termination of this Agreement pursuant to and subject to the provisions of Sections 9.01 and 9.03(a), none of the Company, the Securityholders, or any of their respective Affiliates or Representatives shall have the right to enforce specifically any obligation of the Buyer Related Parties under this Agreement, and the sole and exclusive remedy of the Company, the Securityholders, and their respective Affiliates and Representatives shall be termination of this Agreement pursuant to Section 9.01 and the Failure to Close Remedy in accordance with Section 9.03(a). Following the valid termination of this Agreement pursuant to Section 9.01, none of Buyer or any of its Affiliates or Representatives shall have the right to enforce specifically any obligation of the Company or the Securityholders (including their Subsidiaries and each of their respective Affiliates and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, the Securityholders, their Subsidiaries and each of their respective Affiliates), and shall have no right to any remedy from such Persons and their respective Representatives.
57. A new Schedule 3.04(a) is appended to the Agreement as set forth on Schedule 3.04(a) attached hereto.
58.A new Schedule 7.18(d) is appended to the Agreement as set forth on Schedule 7.18(d) attached hereto.
59.Exhibit K attached to the Agreement is deleted and replaced with Exhibit K attached hereto.
Article II. Miscellaneous
1.Buyer agrees and acknowledges that the Company shall still need to obtain, prior to the Closing, the approval of the shareholders of the Company to this Amendment and the matters referred to herein, in accordance with the provisions of approval law and the Organizational Documents of the Company, and the Company shall make is reasonable commercial efforts to obtain such approval as soon as possible.
2.The terms of the Agreement are incorporated into this Amendment by this reference. The Agreement, as referenced in any other document that the parties have executed, means the Agreement as amended by, and read together with, this Amendment (as the Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Agreement, as amended by this Amendment, together with the Schedules and Exhibits to the Agreement and the Transaction Documents (as amended by this Amendment), and including without limitation, the Instructions Letter, constitute the entire agreement between the parties with respect to the transactions contemplated by the Agreement, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the Transactions including without limitation, that certain Agreement and Written Instructions re Designated Amount and Escrowed Shares, dated as of June 2, 2022, by and among Buyer, the Company, the Securityholder Representative and ESOP Management and Trust Services Ltd. (the “Letter Agreement”).
3.Each Party agrees that, except as expressly set forth in Article I of this Amendment, (i) the Agreement remains in full force and effect and is ratified and reaffirmed, (ii) the provisions contained in the Agreement will not be superseded or expanded by this Amendment, but will remain in full force and effect to the full extent provided in the Agreement. Except as expressly set forth in this Amendment, the execution of this Amendment will not, directly or by implication, operate as a waiver of any right, power, or remedy of any party, constitute a waiver of any provision of any of the Agreement, or serve to effect a novation of any obligation thereunder.
4.Sections 1.02, 11.02, 11.03, 11.04(a), 11.04(b), 11.04(c), 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.12 of the Agreement, in each applicable case as modified by this Amendment, shall apply to this Amendment mutatis mutandis.

[Signature Page Next]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

BUYER

BIOVENTUS LLC

/s/ Kenneth M. Reali
Name: Kenneth M. Reali
Title: Chief Executive Officer and Director (Principal Executive Officer)

COMPANY

CARTIHEAL (2009) LTD.

/s/ Zvika Slovin
Name: Zvika Slovin
Title: Director, Chairman

SECURITYHOLDER REPRESENTATIVE

ELRON VENTURES LTD.

/s/ Yaron Elad
Name: Yaron Elad
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO OPTION AND EQUITY PURCHASE AGREEMENT]

US-DOCS\132136910.5

Schedule 3.04(a)

Closing Statement as of May 17, 2022

(attached)

US-DOCS\132136910.5

Schedule 7.18(d)

Joint Written Instructions

(attached)

US-DOCS\132136910.5

Exhibit K

Consideration Spreadsheet

(attached)

US-DOCS\132136910.5